Exhibit 99.2
FASTENAL COMPANY NON-EMPLOYEE DIRECTOR STOCK AND RESTRICTED STOCK UNIT PLAN
This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota, for the benefit of the Non-Employee Directors of the Company.
1.Purpose.
The Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan (the "Plan") is intended to more closely align the interests of the Company's Non-Employee Directors with those of the Company's shareholders by allowing for the grant of equity-based compensation to Non-Employee Directors in the form of Restricted Stock Units and to enable each of the Company's Non-Employee Directors to elect to receive awards of vested shares of the Company's common stock in lieu of some or all of the annual cash payments that the Director would otherwise be entitled to receive for service on the Company's Board.
2.Definitions.
(a)"Administrator" means the Board or the committee appointed by the Board to administer the Plan, as specified in Section 11.
(b)"Award" means an award of Restricted Stock Units or Stock granted under the Plan.
(c)"Award Agreement" means the written agreement or certificate evidencing the grant of Restricted Stock Units, or for Stock Awards, a grant notification.
(d)"Board" means the Board of Directors of the Company.
(e)"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any applicable treasury regulations and guidance promulgated thereunder.
(f)"Common Stock" means the Company's $.01 par value common stock.
(g)"Company" means Fastenal Company, a Minnesota corporation, and any successor corporation.
(h)"Employee" means an employee of the Company or a Subsidiary.
(i)"Fair Market Value" on any date means the per Share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on Nasdaq or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded on Nasdaq or another recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Participant and all other persons.
(j)"Grant Date" means the date on which the Administrator approves the grant of a Restricted Stock Unit under the Plan, or such later effective date of the grant as may be specified by the Administrator on the date the Administrator approves the grant, or the date specified by the Administrator on which some or all of the Annual Cash Payment would have been paid to the Non-Employee Director but for an Election to receive Stock.
(k)"Non-Employee Director" means a member of the Board who is not an Employee.
(l)"Participant" means an individual to whom an Award has been granted under the Plan.
(m)"Permitted Transferee" means a transferee of a Restricted Stock Unit by will or the laws of descent and distribution.
(n)"Reorganization" means a statutory merger, statutory consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the assets of the Company, or a sale, pursuant to an agreement with the Company, of securities of the Company, any of which results in the Company not being the surviving or acquiring company, or in the Company becoming a wholly-owned subsidiary of another company after the effective date of the Reorganization.
(o)"Restricted Stock Unit" means a right to receive a Share (or cash equal to the Fair Market Value of a Share, if applicable) upon vesting of an Award granted under the Plan, subject to such restrictions on transfer, vesting conditions, and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
(p)"Section 409A" means Section 409A of the Code.

(q)"Separation from Service" means a "separation from service" as such term is defined for purposes of Section 409A.
(r)"Service" means service as a Non-Employee Director.
(s)"Share" means a share of Common Stock, or such other securities or property as may become subject to an Award in lieu of or in addition to a Share pursuant to an adjustment as provided under Section 9 of the Plan.
(t)"Stock" means a vested Share or Shares.
(u)"Subsidiary" or "Subsidiaries" means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.
3.Shares Subject to Awards.
(a)The aggregate number of authorized and unissued Shares for which Awards may be granted under the Plan shall not exceed 1,000,000, subject to adjustment under the provisions of Section 9. In the event any Award shall, for any reason, terminate or be forfeited or surrendered without having been delivered in full, or in the event that a Restricted Stock Unit is settled in cash, the Plan's share reserve as specified in the preceding sentence shall correspondingly be replenished. If the elections by Participants pursuant to Section 5 for any calendar year would otherwise involve a number of Shares that would exceed the number of Shares then available in the Plan's share reserve, the Administrator will allocate to each Participant a ratable portion of the remaining number of Shares in the Plan's share reserve, and the resulting Awards shall be adjusted accordingly.
(b)Annual Maximum. The maximum number of Shares subject to Awards granted during a year to any Non-Employee Director shall not exceed $250,000.00 in total value (calculating the value of any such Awards based on the Grant Date fair value of such Awards for financial reporting purposes).
(c)Fractional Shares. The number of Shares issued shall always be a whole number. No fractional Shares may be issued under the Plan, and any fractional Shares will be rounded down or paid in cash, in the discretion of the Administrator.
4.Participants.
All Non-Employee Directors shall be eligible to participate in the Plan. Non-Employee Directors who have received an Award under the Plan and/or who timely elect to participate in accordance with Section 5 shall be Participants in the Plan.
5.Election to Receive Stock in Lieu of Cash.
(a)Making an Election. On or before any November 20, or, within 5 days prior to becoming a Non-Employee Director, each Non-Employee Director may elect to receive a Stock Award under the Plan in lieu of some or all of certain cash payment amounts as specified by the Administrator (the "Annual Cash Payment") that such Director would otherwise be entitled to receive for Service as a Non-Employee Director of the Company during the calendar year commencing after the effective date of such election (an "Election"). A Non-Employee Director may elect to receive a Stock Award in lieu of any ten percent increment of an Annual Cash Payment amount between 10% and 100% of such payment amount. Any such Election shall be made by completing, signing, and submitting to the Company the Election form approved for such purpose by the Administrator, and will be effective with respect to the Annual Cash Payment otherwise payable for Service as a Non-Employee Director performed during the calendar year commencing after the completion of the Election. An Election must be made with respect to each calendar year by completing the Election form provided by the Administrator prior to the end of the immediately preceding calendar year, and once an Election becomes effective as of the first day of a calendar year, such Election shall be irrevocable for that calendar year.
(b)Grants Pursuant to an Election. For each calendar year during the term of this Plan and pursuant to the Election form, such Non-Employee Director will be granted a Stock Award hereunder on the Grant Date(s) specified by the Administrator during such calendar year in which some or all of the Annual Cash Payment would have been paid to the Non-Employee Director but for such Election.
(c)Stock Awards. The number of Shares of Stock granted pursuant to an Election will be determined by dividing (A) the portion of the Annual Cash Payment that a Participant would have received in cash on the Grant Date but for the Election by (B) the Fair Market Value of a Share, and rounding down to the nearest whole number. An Award of Stock may be granted without an Award Agreement. Each Award of Stock will be fully vested.

6.Grant of Restricted Stock Unit Awards.
In addition to Stock granted in connection with Elections made by Non-Employee Directors pursuant to Section 5, the Administrator has the authority to grant Restricted Stock Units to Non-Employee Directors on Grant Dates and in such amounts and with such terms, provisions, and conditions as it shall determine in its sole discretion. Each Restricted Stock Unit Award pursuant to the Plan will be evidenced by an Award Agreement in the form approved by the Administrator.
7.Terms and Conditions of Restricted Stock Unit Awards. All Restricted Stock Unit Awards granted under the Plan shall be subject to the following terms and conditions:
(a)Number of Restricted Stock Units. The number of Restricted Stock Units granted will be determined by the Administrator.
(b)Vesting. Each such Restricted Stock Unit Award will have such vesting conditions and timing as the Administrator may determine.
(c)Transferability of Restricted Stock Units. During the lifetime of a Participant, no Restricted Stock Units may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 7(c) shall be of no effect. Any Restricted Stock Unit Award held by a Permitted Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to vesting or forfeiture of a Restricted Stock Unit upon Separation from Service of a Participant, the references to "Participant" shall mean the original grantee of a Restricted Stock Unit Award and not any transferee.
(d)Shareholder Rights. Neither a Participant nor any Permitted Transferee of a Restricted Stock Unit shall have any of the rights of a shareholder of the Company unless and until the Restricted Stock Units have been settled in Shares, which have been properly issued to such Participant or Permitted Transferee.
(e)Settlement of Restricted Stock Units. Following the vesting of a Restricted Stock Unit Award, and the Administrator's determination that any necessary conditions precedent to the settlement of the Restricted Stock Units (such as compliance with applicable legal requirements) have been satisfied, settlement of the vested Restricted Stock Units shall be made within sixty (60) days after the vesting date, or at such other time or times set forth in the Award Agreement, in the form of Shares, or in the discretion of the Administrator, cash equal to the Fair Market Value of the Shares, or a combination of cash and Shares; provided, however, that Restricted Stock Units held by Non-Employee Directors located in Canada may be settled only in Shares.
(f)Separation from Service. Except as otherwise provided in an Award Agreement, or as otherwise determined by the Administrator, upon the Participant's Separation from Service, any unvested Restricted Stock Units held by such Participant shall terminate and be forfeited. The granting of a Restricted Stock Unit to a Participant does not alter in any way the existing rights of the Company to terminate such person's Service at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.
(g)Dividend Equivalents. Dividend equivalents may be granted in connection with any Restricted Stock Units, if determined by the Administrator and specified in the Award Agreement; provided, however, that (i) no dividend equivalents may be paid with respect to any Restricted Stock Units before the date such Restricted Stock Units have vested under the terms of such Award Agreement, (ii) any dividend equivalents that are credited with respect to Restricted Stock Units will be subject to all of the terms and conditions applicable to such Restricted Stock Units, and (iii) any dividend equivalents that are credited with respect to any such Shares subject to a Restricted Stock Unit award will be forfeited to the Company on the date, if any, such Restricted Stock Unit award is forfeited by the Participant due to a failure to meet any vesting conditions under the terms of such Award Agreement.
8.Forfeiture for Breach of Obligations.
Notwithstanding any other provision in this Plan, if a Participant violates any duty of loyalty owed to, or agreement with, the Company in any material respect, any outstanding Award held by such Participant shall be subject to immediate forfeiture in the discretion of the Board, and with respect to any Shares obtained or cash paid upon receipt of Stock or settlement of a Restricted Stock Unit within a 12-month period prior to the occurrence of such violation, the Board may demand payment of and the Participant shall be liable to the Company for the Fair Market Value of the Shares on the date of settlement of the Shares. The Participant shall pay such amount promptly upon demand by the Company.

9.Adjustments and Reorganizations.
(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities subject to the Plan, and (ii) the number and kind of Shares or other securities subject to outstanding Restricted Stock Unit Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 9(a) in connection with the conversion of any convertible securities of the Company.
(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any Restricted Stock Unit granted under the Plan shall fully vest and be settled as of the date of dissolution or liquidation.
(c)Reorganization. In the event of a Reorganization, then:
(1)If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then any Restricted Stock Units granted under the Plan shall vest as of the effective date of the Reorganization; or
(2)If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then the outstanding Restricted Stock Units or their replacement awards shall continue to be subject to the Plan and the applicable Restricted Stock Unit Award Agreements, with such adjustments by the Administrator to the number and kind of securities subject to the then-outstanding applicable Restricted Stock Unit Award Agreements as may be required or permitted by Section 9(a).
(d)Administrator Decisions Final. Adjustments and determinations under this Section 9 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.
10.Restrictions on Issuing Shares.
The issuance of Shares, either in connection with a grant of Stock, or in connection with the settlement of a vested Restricted Stock Unit shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the listing, registration, or qualification of any Shares otherwise deliverable upon such settlement on Nasdaq or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares pursuant thereto, then in any such event, such delivery shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.
11.Administration of Plan.
(a)Administrator. The Plan shall be administered by the Board or the Compensation Committee of the Board (the "Administrator"). In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan. Subject to the foregoing, the Administrator may establish, amend or rescind rules to administer the Plan, interpret the Plan and any Award Agreement, reconcile any inconsistency, correct any defect or supply an omitted term in the Plan or any Award Agreement, and make all other determinations necessary or desirable for the administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate non-discretionary administrative responsibilities in connection with the Plan to such persons as it deems advisable.
(b)Liability and Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

12.Delivery of Shares and Proceeds.
Upon the settlement of a vested Restricted Stock Unit, or the grant of a Stock Award, the Administrator shall cause the vested Shares to be issued by the Company's transfer agent and a certificate or statement of issuance of electronic book-entry to be delivered to the Participant.
13.Amendment, Suspension, or Termination of Plan.
The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Awards granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Award is outstanding. No Awards may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without a Participant's consent, materially impair any of the rights or obligations under any outstanding Award theretofore granted to such Participant under the Plan, unless such action is necessary to comply with applicable law or stock exchange rules. A Participant's consent to any amendment, suspension, or termination of the Plan or to any Award issued pursuant to the Plan shall be deemed to have been given if the Participant fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Participant's address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law, the listing requirements of Nasdaq, or other applicable recognized national securities exchange, amendments to the Plan will be subject to approval by the shareholders of the Company.
14.Other Provisions.
(a)Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan, nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(c)Section 409A. It is intended that all Awards granted under the Plan will be exempt from, or will comply with, Section 409A, and to the maximum extent permitted, the Awards and the Plan will be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Section 409A. If payment of a Restricted Stock Unit is to be made within a designated period that does not begin and end within one calendar year, the Participant does not have a right to designate the taxable year of the payment. None of the Company, the Board, the Administrator nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance of any Award with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or an Award granted thereunder in a manner that minimizes a Participant's tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, or (iii) have any liability to any Participant for any such tax liabilities.
15.Adoption and Effective Date of Plan.
The Plan was approved and adopted by the Board on January 16, 2026, and will become effective upon its approval by the Company's shareholders.